Exhibit 10.57
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Erik A. Lopez, Sr., an individual (the “Executive”), and Commerce Energy Group, Inc., a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, the “Company”).
Recitals
     A. The Executive has been employed by the Company pursuant to an Employment Agreement by and between the Company and the Executive effective as of March 26, 2007, as amended by Amendment No. 1 dated as of October 5, 2007 (the “Employment Agreement”), serving as Senior Vice President and General Counsel of the Company;
     B. On September 4, 2007, the Executive voluntarily tendered his resignation as Senior Vice President and General Counsel of the Company; and
     C. The Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions or related entities (collectively referred to herein as the “Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.
Agreement
     In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
          1. Effective Date. This Agreement shall be effective on October 5, 2007 (the “Effective Date”).
          2. End of Employment. The Executive confirms that he voluntarily tendered his resignation as Senior Vice President and General Counsel of the Company on September 4, 2007, and the Executive hereby resigns from each and every other position he held with the Company and its Related Entities, including as an employee, officer and/or director of each of its Related Entities, effective on October 5, 2007, and the Executive’s employment with the Company and its Related Entities has ended or will end, effective as of 5:00 p.m. PDT, on October 5, 2007 (the “Termination Date”).
          3. Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, the Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Executive’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the plan.

          4. COBRA Benefits. The Executive shall have the right to continue coverage under the Company’s group medical, dental and vision plans at his own expense in accordance with the provisions of COBRA.
          5. Normal Salary Through Termination Date. Within one business day after the Termination Date, the Company shall pay the Executive the prorated portion of his salary earned through the Termination Date, and for all accrued, unused vacation days.
          6. Severance Payments. In return for the Executive’s promises in this Agreement, the Company will provide Executive with a severance payment in the total gross amount of $200,000.00 (“Severance Payment”), less required withholdings and authorized deductions, and will accelerate the vesting of a portion of the Executive’s restrictive stock pursuant to Section 8 of this Agreement. The foregoing cash amount shall be paid in a lump sum by direct deposit upon the later to occur of (a) the Termination Date, or (b) the next business day after the Company has received both a signed original of this Agreement from Executive and a copy of a written communication from the Executive to the Occupational Safety and Health Administration (“OSHA”) (i) informing OSHA that he has settled all disputes with the Company and that he believes the settlement is a fair resolution of the matters raised in his administrative complaint, (ii) enclosing a copy of this Agreement, and (iii) withdrawing the Executive’s complaint filed with OSHA and designated as Case No. 9-3290-07-065 (the “Administrative Complaint”) and requesting OSHA to promptly approve the settlement and dismiss the Administrative Complaint. In addition, the Executive shall be entitled to keep as his own the following Company provided equipment: the laptop computer used by the Executive during his employment by the Company, which is currently in possession of the Company, and one BlackBerry device, which is currently in possession of the Executive. The Executive shall be solely responsible for all service fees required to utilize such equipment following the Termination Date. The receipt of the equipment by the Executive shall also be subject to applicable state and federal withholding taxes.
          7. Cancellation of Stock Options. The Executive acknowledges that he has been granted options to purchase 45,000 shares of the common stock of the Company (“Common Stock”) with the exercise price per share being the Fair Market Value (as defined in Commerce Energy Group, Inc. 2006 Stock Incentive Plan) of the Common Stock on the Grant Date (as defined in the Executive’s Employment Agreement)(the “Options”), none of which have yet vested. The parties hereto agree that the Options or other rights to purchase securities of Commerce shall be cancelled as of the Termination Date.
          8. Acceleration of Vesting of Portion of Restricted Stock. The Executive acknowledges that he has been granted restricted stock representing 60,000 shares of Common Stock (the “Restricted Shares”), none of which have yet vested pursuant to a restricted share award agreement dated March 27, 2007 (the “Restricted Share Agreement”). The Executive hereby agrees that 10,000 of the 60,000 Restricted Shares shall be cancelled and forfeited as of the Termination Date. Effective as of the Termination Date, the Restricted Share Agreement is hereby amended as follows: “Number of Shares Subject to Award” in Section 1 shall read “50,000” and “Vesting” in Section 1 shall read “50,000 shares shall vest on January 2, 2008.” All other terms of the Restricted Share Agreement shall remain in full force and effect. As further consideration for the Company’s promises in this Agreement, specifically including this

Section 8, the Executive shall use all reasonable efforts to obtain, and shall cooperate with the Company in obtaining, dismissal of the Administrative Complaint by OSHA on or before January 2, 2008.
          9. Acknowledgement of Total Compensation and Indebtedness. The Executive acknowledges and agrees that the cash payments under Sections 5 and 6, the receipt of the equipment under Section 5 and the accelerated vesting of Restricted Shares under Section 8 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Executive claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise.
          10. Tax Consequences. The Executive acknowledges that (a) the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code, and (b) he has or will consult with his own tax advisors as to any such tax consequences.
          11. Status of Related Agreements and Future Employment.
               (a) Agreements Between the Executive and the Company. The Executive and the Company agree that, in addition to this Agreement, (i) the Employment Agreement, (ii) the Indemnification Agreement dated as of March 26, 2007 (the “Commerce Indemnification Agreement”), (iii) the Restricted Share Agreement, and (iv) the Stock Option Award Agreement dated March 27, 2007 (the “Stock Option Agreement”), are the only other executed agreements between the Company and the Executive.
               (b) Termination of Employment Agreement. The parties hereto agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the Executive acknowledges that the duties and obligations set forth in Section 6 of the Employment Agreement extend beyond the Termination Date. In the event that any provision of this Agreement conflicts with Section 6 of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.
               (c) Indemnification Agreement and Indemnification. Notwithstanding the termination of the Employment Agreement or any provision of this Agreement, the Executive and the Company acknowledge and agree that the Commerce Indemnification Agreement shall remain in full force and effect in accordance with its terms.
               (d) Termination of Stock Option Agreement. The parties hereto agree that the Stock Option Agreement shall be terminated as of the Termination Date.
               (e) Amendment of Restricted Share Agreement. The parties hereto agree that the Restricted Share Agreement shall be amended as set forth in Section 8 above effective upon the Termination Date.

          12. Releases
               (a) Release by the Executive. Except as otherwise expressly provided in this Agreement, the Executive, for himself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Executive or any of the Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“ Executive Claims”), including, without limiting the generality of the foregoing, any Executive Claims arising out of, based upon, or relating to the recruitment, hiring, employment, relocation, remuneration, investigation, or termination of the Executive by any of the Company Releasees, the Executive’s tenure as an employee and/or an officer of any of the Company Releasees, any agreement or compensation arrangement between the Executive and any of the Company Releasees (including, without limitation, the Employment Agreement), or any act or occurrence in connection with any actual, existing, proposed, prospective or claimed ownership interest of any nature of the Executive or the Executive’s Affiliates in equity capital or rights in equity capital or other securities of any of the Company Releasees, to the maximum extent permitted by law. The Executive specifically and expressly releases any Executive Claims arising out of or based on: the Corporate and Criminal Fraud Act of 2002; the California Fair Employment and Housing Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; the National Labor Relations Act, as amended; the Equal Pay Act; ERISA; any provision of the California Labor Code; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule or regulation dealing with the employment relationship or operating a publicly held business. Nothing contained in this Section 12(a) or any other provision of this Agreement shall (a) release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company with respect to which Executive may be eligible as provided in Section 11(c), above, (b) release or waive any right that the Executive has under the Restricted Share Agreement as amended by Section 8 of this Agreement, or (c) prohibit the Executive from participating in the investigations of any non-waivable charge or complaint with any state or federal agency that does not include a request for monetary relief on behalf of the Executive.
               (b) Releases by the Company. The Company and its Related Entities hereby fully and without limitation release and forever discharge the Executive and his heirs, assigns, agents and attorneys (collectively, the “Executive Releasees”), individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature, known or unknown, fixed or contingent, which the Company and its Related Entities has or may have or may claim to have against the Executive Releasees by reason of any matter, cause or thing whatsoever from the first date the Executive was an employee, officer or director of the Company and its Related Entities to the Effective Date (“Company Claims”). Notwithstanding the foregoing, nothing contained in this Section 12(b) or any other provision of this Agreement shall constitute a release or waiver of (a) any right or claim that the Company may have pursuant to Section 6 of the Employment Agreement, or (b) any right or claim that the Company may have against the Executive by reason of any actions which would violate any law or governmental regulation and the release of which would constitute a breach of fiduciary duty by the Company’s board of directors or officers. As of the date of execution of this Agreement, the Company is not aware of any claim that would be excluded from this release under subsection (b) in the preceding sentence.
          13. Waiver of Civil Code Section 1542.
               (a) The Executive and the Company and its Related Entities understand and agree that their releases provided herein extend to all Executive Claims and Company Claims released above whether known or unknown, suspected or unsuspected. The Executive and the Company and its Related Entities expressly waive and relinquish any and all rights he/it may have under California Civil Code Section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
               (b) The Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Executive Claims and the Company Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Executive Claims, Company Claims or facts relating thereto.
               (c) To the extent that Section 1542 may be deemed to apply to the Company’s release set forth in Section 12(b), the Company on behalf of itself and its Related Entities, expressly waives and relinquishes any and all rights it or they may have under such Section, and any rights and benefits which it or they may have under any similar law or rule of any other jurisdiction.
          14. Confidentiality of Agreement. After the execution of this Agreement by the Executive, neither the Executive, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by the Executive to his attorney, tax advisors, prospective landlords (for the purpose of demonstrating ability to pay rent) and/or immediate family members, as may be required by law or by OSHA. The non-disclosure obligations in this Section shall not apply to the Company and its Related Entities. The Executive understands and acknowledges that the Company must make disclosures relating to this Agreement in its filings with the U.S. Securities and Exchange Commission.
          15. Dismissal of the Administrative Complaint; No Other Filings. The Executive hereby represents that he has withdrawn and requested dismissal of the Administrative Complaint. In return for the Company’s promises in this Agreement, the Executive agrees to take such further actions as may be necessary to cause the Administrative Complaint to be dismissed with prejudice. The Executive represents that, except for the Administrative Complaint, he has not filed any lawsuits or waivable claims, charges or complaints against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement; that he will not do so at any time hereafter based upon events prior to the date of execution of this Agreement; that he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding; and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of the Executive based upon events occurring prior to the execution of this Agreement, the Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice. It shall not be a breach of this Section 15 for Executive to testify truthfully in any judicial or administrative proceeding.
          16. Confidential and Proprietary Information. The Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities (including, without limitation, information concerning the legal strategies of the Company and its Related Entities, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Confidential Information as defined in Section 6 of the Employment Agreement. The Executive represents and warrants that he has returned or destroyed all files, customer lists, financial information and other property of the Company and its Related Entities that were in the Executive’s possession or control without retaining copies thereof, except for work product created by or under the direction of the Executive during his employment with the Company and which is maintained in his personal “precedent files” (the “Company-related Precedent File Material”). The Company-related Precedent File Material shall be returned to the Company by the Executive, or made available for retrieval from him by the Company, within ten (10) business days after the Effective Date of this Agreement. The Executive further represents and warrants that, except for the Company-related Precedent File material, he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his promises in Section 6 of the Employment Agreement, the Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Chief Executive Officer or Board of Directors of the Company. If the Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Company’s Chief Executive Officer as soon as is reasonably practicable after receiving notice and will cooperate with the Company and its Related Entities in minimizing the disclosure thereof.
          17. Remedies. The Executive acknowledges that any unfair competition or misuse of trade secret or Confidential Information belonging to the Company and its Related Entities, or any violation of Section 6 of the Employment Agreement, and any violation of Sections 14 and 16 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 6 of the Employment Agreement and this Section 17, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Agreement by the Executive, including Sections 14 and 16, the Executive shall forfeit, and the Company and its Related Entities shall, without excluding other remedies available to them, be entitled to an award in the amount of the Severance Payment made by the Company to the Executive.
          18. Cooperation Clause.
               (a) To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for a period of twelve (12) months after the Termination Date, the Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his employment.
               (b) For a period of twelve (12) months after the Termination Date, the Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Executive was engaged in employment with the Company and its Related Entities. Except as required by law or authorized in advance by the Board of Directors of the Company, the Executive will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, the Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. The Executive acknowledges that any violation of this Section 18 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.
          19. No Future Employment. The Executive understands that his employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. The Executive agrees that he will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.
          20. Non-disparagement. The Company will not authorize or condone derogatory statements about the Executive to any third party, and will instruct senior management of the Company that no such statements may be made. The Executive agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and its Related Entities and any director, officer or manager and/or the products and services of these entities to any third party. It shall not be a breach of this Section 20 for the Executive to testify truthfully in any judicial or administrative proceeding, or to make factually accurate statements in legal or public filings.
          21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.
          22. Arbitration. The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Orange County, California, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 22 shall not restrict actions for equitable relief by the Company for violation of Sections 14, 16, 18 and 20 of this Agreement.
          23. Attorneys’ Fees. Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.
          24. Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.
          25. Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.
          26. Entire Agreement. This Agreement, together with the attachments hereto, represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.
          27. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.
          28. Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.
          29. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.
          30. Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Executive’s rights under this Agreement are not assignable, except to his estate.
          31. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by telecopy or facsimile (except for legal process); or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Executive:	Erik A. Lopez, Sr.
54 Livingston Place
Ladera Ranch, California 92694
Fax: (949) 340-7211 (call first)

If to the Company:	Commerce Energy Group, Inc
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626
Attn: Chief Executive Officer
Fax: (714) 481-6567
Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal

Express or other similar overnight service, on the date of delivery; or if given by telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.
          32. Miscellaneous Provisions.
               (a) The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have and sign this Agreement with full knowledge of any such rights.
               (b) Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.
               (c) Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.
               (d) Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him or it in entering into this Agreement.
               (e) Each party understands that the facts with respect to which this Agreement is entered into may be materially different from those the parties now believe to be true. Except in the case where the existence of any additional or different facts constitutes the breach of a representation or warranty, each party accepts and assumes this risk and agrees that this Agreement and the releases in it shall remain in full force and effect, and legally binding, notwithstanding the discovery or existence of any additional or different facts, or of any claims with respect to those facts.
               (f) Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Orange County, California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.
               (g) Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.
     EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EXECUTIVE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

“Executive”	/s/ Erik A. Lopez

ERIK A. LOPEZ, SR.

Dated: October 5 , 2007

“Company”	COMMERCE ENERGY GROUP, INC., a Delaware corporation

By: /s/ Steven S. Boss

Printed Name: Steven S. Boss

Title: Chief Executive Officer

Dated: October 5 , 2007